Exhibit 21
SUBSIDIARIES OF NISOURCE
as of December 31, 2016

Segment/Subsidiary GAS DISTRIBUTION OPERATIONS	State of Incorporation
Bay State Gas Company d/b/a Columbia Gas of Massachusetts	Massachusetts
Central Kentucky Transmission Company	Delaware
Columbia Gas of Kentucky, Inc.	Kentucky
Columbia Gas of Maryland, Inc.	Delaware
Columbia Gas of Ohio, Inc.	Ohio
Columbia Gas of Pennsylvania, Inc.	Pennsylvania
Columbia Gas of Virginia, Inc.	Virginia
NiSource Gas Distribution Group, Inc.	Delaware

ELECTRIC OPERATIONS
Northern Indiana Public Service Company*	Indiana

CORPORATE AND OTHER OPERATIONS
Columbia Gas of Ohio Receivables Corporation	Delaware
Columbia Gas of Pennsylvania Receivables Corporation	Delaware
NIPSCO Accounts Receivable Corporation	Indiana
NiSource Capital Markets, Inc.	Indiana
NiSource Corporate Group, Inc.	Delaware
NiSource Corporate Services Company	Delaware
NiSource Development Company, Inc.	Indiana
NiSource Energy Technologies, Inc.	Indiana
NiSource Finance Corp.	Indiana
NiSource Insurance Corporation, Inc.	Utah
* Reported under Gas Distribution Operations and Electric Operations.